Exhibit 23.4

                        Consent of Arthur Andersen & Co.

We refer to the Registration Statement on Form S-4 ("Registration Statement") which includes the Offers to Purchase dated September 23, 1998 by Smithfield Canada Limited to the holders of Common Shares and Class A Shares of Schneider Corporation.

We consent to the use in this Registration Statement of our compilation report dated September 23, 1998 to the Directors of Smithfield Foods, Inc. and Smithfield Canada Limited on the following financial statements:

     o Pro forma consolidated condensed balance sheet as at August 2, 1998;

     o Pro forma consolidated condensed statements of income for the thirteen weeks ended August 2, 1998 and for the fiscal year ended May 3, 1998.

We report that we have read the Registration Statement referred to above and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which we have reported or that is within our knowledge as a result of our audit of such financial statements.

This letter is provided to the securities regulatory authorities to which it is addressed pursuant to the requirements of their securities regulations and not for any other purpose.


                                                       /s/ ARTHUR ANDERSEN & CO.

Toronto, Ontario
September 23, 1998